Exhibit 23.5
[Frost & Sullivan Letterhead]
October 16, 2009
PRIVATE & CONFIDENTIAL

To:	Concord Medical Services Holdings Limited

18/F, Tower A, Global Trade Center
36 North Third Ring Road East
Dongcheng District
Beijing, People’s Republic of China, 100013.

Re:	Concord Medical Services Holdings Limited

Consent to References to Frost & Sullivan Report
Madam/Sirs:
In connection with the proposed initial public offering of Concord Medical Services Holdings Limited (the “Proposed IPO”), we hereby consent to references to our name and to the report, “Understanding of China Imaging Diagnosis & Cancer Radiation Therapy Market, 2009,” (the “Report”) in the Registration Statement and any other documents in connection with the Proposed IPO. We confirm that your references to the Report reflect the most recent available information.

Yours faithfully, For and on behalf of Frost & Sullivan [Seal of Frost & Sullivan]
/s/ Glenn Xuchao Hou
Name:	Glenn Xuchao Hou
Title:	Consulting Director, Healthcare Practice, Frost & Sullivan China